Exhibit 99.2
INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheet	1

Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2007 and 2006	2

Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2007 and 2006	3

Notes to Unaudited Condensed Consolidated Financial Statements	4

Acopia Networks, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	June 30, 2007	December 31, 2006

Assets
Current assets
Cash and cash equivalents	$3,963,209	$3,712,836
Marketable securities	4,000,000	12,000,000
Accounts receivable, net	4,019,979	2,795,663
Inventory	3,504,330	2,825,148
Other current assets	2,237,263	1,474,096

Total current assets	17,724,781	22,807,743

Property and equipment, net	1,693,089	2,043,858
Other assets	1,145,245	943,203

Total assets	$20,563,115	$25,794,804

Liabilities and Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$427,236	$912,262
Accrued expenses and other current liabilities	2,435,605	1,669,754
Current porition of deferred revenue	9,521,754	4,575,218

Total current liabilities	12,384,595	7,157,234

Other long-term liabilities	235,644	257,873
Deferred revenue, net of current portion	4,596,965	3,305,953

Total long-term liabilities	4,832,609	3,563,826

Commitments and contingencies

Series A Redeemable Convertible Preferred Stock	10,960,000	10,960,000
Series B Redeemable Convertible Preferred Stock	30,000,017	30,000,017
Series C Redeemable Convertible Preferred Stock	24,990,001	24,990,001
Series D Redeemable Convertible Preferred Stock	20,050,000	20,050,000

Stockholders’ deficit
Common stock and additional paid-in capital	2,871,631	2,335,829
Accumulated other comprehensive gain	4,567	—
Accumulated deficit	(85,530,305)	(73,262,103)

Total stockholders’ deficit	(82,654,107)	(70,926,274)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$20,563,115	$25,794,804

See accompanying notes

Acopia Networks, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Revenues	$2,991,449	$1,146,344
Cost of revenues	1,233,476	487,030

Gross profit	1,757,973	659,314

Operating expenses:
Research and development	5,526,550	5,206,877
Sales and marketing	7,476,910	4,354,232
General and administrative	1,333,434	680,932

Total operating expenses	14,336,894	10,242,041

Loss from operations	(12,578,921)	(9,582,727)
Interest income, net	314,973	464,852

Loss before income tax	(12,263,948)	(9,117,875)
Provision for income tax	4,248	—

Net Loss	$(12,268,196)	$(9,117,875)

See accompanying notes.

Acopia Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(Unuaudited)

	Six Months Ended June 30,
	2007	2006

Operating activities
Net Loss	$(12,268,196)	$(9,117,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	738,929	403,825
Stock-based compensation	483,617	38,562
Changes in assets and liabilities:
Account Receivable	(1,225,625)	(4,616,298)
Inventory	(679,182)	(17,921)
Other Current Assets	(970,400)	(1,272,178)
Accounts Payable	(477,402)	784,071
Deferred Revenue	6,237,548	6,470,703
Accrued Expenses	649,006	206,895
Other Liabilities	96,260	(56,655)

Net cash used in operating activities	(7,415,445)	(7,176,871)

Investing activities
Sale of marketable securities	8,000,000	—
Increase in other assets	6,500	54,634
Purchase of property and equipment	(388,160)	(591,242)

Net cash provided by (used) in investing activities	7,618,340	(536,608)

Financing activities
Proceeds from sale of preferred stock, net	—	19,962,443
Payments on capital lease obligations	(9,269)	(24,362)
Proceeds from exercise of common stock options	52,189	129,636

Net cash provided by financing activities	42,920	20,067,717

Increase in cash and cash equivalents	245,815	12,354,238
Effect of exchange rate changes on cash and cash equivalents	4,558	—
Cash and cash equivalents at beginning of period	3,712,836	13,871,755

Cash and cash equivalents at end of period	$3,963,209	$26,225,993

See accompanying notes.

Acopia Networks, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
1. Summary of Significant Accounting Policies
Description of Business
Acopia Networks, Inc. and subsidiaries (the “Company”) was incorporated on December 26, 2001, under the laws of the state of Delaware. The Company is a developer of network switch equipment and software, which is used by large enterprises to enhance performance and gain efficiencies for existing server and storage systems.
The Company is subject to a number of risks common to companies at its stage and in its industry, including, but not limited to, the uncertainty of obtaining additional financing, competition from larger companies, the uncertainty of successful development and market acceptance of products, protection of proprietary technology, dependence on key personnel, and the uncertainty of future profitability. For the six month period ended June 30, 2007, the Company incurred losses of approximately $12.3 million; and as of June 30, 2007, the Company had an accumulated deficit of approximately $85.5 million. The Company has funded these losses primarily through equity financings. Based upon the Company’s current plans, the Company will be required to obtain additional funding, or alternative means of financial support or both prior to December 31, 2007 in order to sustain operations. These factors raise substantial doubt concerning the Company’s ability to continue as a going concern. The Company is currently pursuing various sources of financial support, including obtaining funds through an additional equity financing and believes that it will be able to obtain the additional financing. However, there can be no assurances that such funding or financial support will be available or adequate to allow the Company to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
On August 6, 2007, F5 Networks, Inc., a global application delivery networking company, signed a definitive agreement to acquire 100% of the equity of Acopia Networks, Inc., for approximately $210 million cash. The transaction is expected to close on or shortly after September 14, 2007, subject to satisfaction of the closing conditions.
Basis of Presentation
The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for their fair statement in conformity with accounting principles generally accepted in the United States of America. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The information included in this Interim Report should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 31, 2006.
Comprehensive Income (Loss)
SFAS No. 130, Reporting Comprehensive Income, requires companies to report comprehensive income (loss) as a measure of overall performance. Comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. Comprehensive income was immaterial for disclosure purposes.

Acopia Networks, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)
Stock-Based Compensation
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, (SFAS No. 123R) to account for all stock options granted to employees and non-employees. Prior to January 1, 2006, the Company had accounted for options to employees and directors using the intrinsic value method. Under the intrinsic value method, compensation associated with stock awards to employees is determined as the difference, if any, between the fair value of the underlying common stock on the date stock compensation is measured and the price an employee must pay to exercise the award. As the Company previously accounted for stock-based compensation using the intrinsic value and used the minimum value method for disclosures of the fair value of awards under SFAS No. 123, Accounting for Stock-Based Compensation, the Company adopted SFAS No. 123R using the prospective method. Under the prospective method, the Company applies the requirements of SFAS No. 123R prospectively to new awards and to awards modified, repurchased, or cancelled after the January 1, 2006 implementation date. Accordingly, results for fiscal years prior to January 1, 2006 do not include, and have not been restated to reflect, amounts associated with the requirements of SFAS No. 123R. The Company continues to account for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards, which was the intrinsic method, unless such awards are modified. Stock-based compensation to certain non-employees is accounted for in accordance with SFAS 123R, utilizing the measurement guidance of EITF 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.
The Company has recorded total stock-based compensation expense of approximately $484,000 for the six months ended June 30, 2007. Stock-based compensation expense was recognized in the Statement of Operations as follows:

June 30, 2007

Cost of goods sold	$2,782
Research and development	113,852
Sales and marketing	283,293
General and administrative	83,690

$483,617

As of June 30, 2007, there was approximately $2.4 million of unrecognized compensation cost related to unvested share-based compensation arrangements to be recognized in future periods. That cost is expected to be recognized over a weighted-average period of 3.0 years.
Recently Issued Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for the Company’s fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to measure eligible items at fair market value as of specified election dates. Among the items eligible for such measurement are investments in subsidiaries and variable interest entities that an entity is required to consolidate, obligations under employee benefit plans, lease obligations, and various financial instruments. SFAS 159 is effective for the Company’s fiscal year beginning after November 15, 2007. The Company is

Acopia Networks, Inc. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)
currently evaluating the impact of adopting SFAS 159 on its consolidated financial position and results of operations.
In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertain tax positions. FIN 48 requires that the Company recognize in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained based on the technical merits of the position. The provisions of FIN 48 are effective for the Company for its fiscal year beginning January 1, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening accumulated deficit. The Company is currently evaluating the potential effects, if any, of FIN 48 on its consolidated financial statements.
2. Inventory, net
Inventories are stated at the lower of cost or market on the first-in, first-out (FIFO) basis and include material, labor, and overhead and consist of the following:

June 30, 2007

Raw materials	$77,500
Finished goods	3,426,830

$3,504,330